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                                                                       EXHIBIT 5



                                                                 October 9, 1997



Checkers Drive-In Restaurants, Inc.


600 Cleveland Street


8th Floor


Clearwater, Florida 34615



     Re: Registration Statement on Form S-4 (No. 333-33529)



Gentlemen:



     You have requested my opinion as General Counsel for Checkers Drive-In Restaurants, Inc., a Delaware corporation (the "Company"), in connection with the offer and sale by the Company of 18% convertible subordinated notes due December 31, 1998 (the "New NTDT Notes") and shares (the "Shares") of the Company's Common Stock, $0.001 par value per share. The New NTDT Notes are being issued in exchange for the Company's promissory note dated March 31, 1995 payable to Nashville Twin Drive-Thru Partners, Ltd. ("NTDT") in the original principal amount of $1,354,287, and the shares will be issued upon conversion of the New NTDT Notes or pursuant to a price guarantee, all in accordance with the Company's Registration Statement on Form S-4 (No. 333-33529), as amended (the "Registration Statement").



     In rendering my opinion herein, I have assumed, with your permission: the genuineness and authenticity of all signatures on original documents submitted to me; the authenticity of all documents submitted to me as originals; the conformity to originals of all documents submitted to me as copies or facsimiles; the continued accuracy of all certificates and other documents from public officials dated earlier than the date of this letter; the Registration Statement being declared effective by the Securities and Exchange Commission; the issuance by any necessary regulatory agencies of appropriate permits, consents, approvals, authorizations and orders relating to the offering and sale of the New NTDT Notes or the Shares; the offer and sale of the New NTDT Notes and the Shares being made in the manner set forth in the Registration Statement and pursuant to said permits, consents approvals, authorizations and orders; due adoption of resolutions by the Company's Board of Directors or the Executive Committee thereof approving the offer and sale of the New NTDT Notes and the Shares; and the receipt by the Company of full and valid consideration for the New NTDT Notes and the Shares in accordance with the Registration Statement. In addition, I have made such legal and factual examinations and inquiries as I have deemed necessary or appropriate for purposes of this opinion.



     Based on the foregoing, it is my opinion that, when issued, (i) the New NTDT Notes will be duly authorized and validly issued and will constitute valid, binding and enforceable obligations of the Company, and (ii) the Shares will be validly issued, fully paid and non-assessable.



     The opinion expressed in clause (i) above is subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws or equitable principles relating to or affecting the rights and remedies of creditors generally.



     This opinion is addressed solely to the Company, and no one else has the right to rely upon it, nor may anyone release it, quote from it, or employ it in any transaction other than those discussed herein without our written consent; however, we hereby consent to the filing of this opinion as an exhibit to, and the references to the undersigned contained in, the Registration Statement.



                                          Respectfully submitted,



                                          /s/ JAMES T. HOLDER


                                          James T. Holder


                                          Senior Vice President and General
                                          Counsel